SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            March 2, 2004

Systemax Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-13792 (Commission File number)	11-3262067 (I.R.S. Employe Identification No.)

11 Harbor Park Drive, Port Washington, New York 11050
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (516) 608-7000

Item 12. Results of Operation and Financial Condition.

           The following press release regarding Fourth Quarter and Year-End 2003 financial results was issued by the Company on March 2, 2004:

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX REPORTS FOURTH QUARTER AND YEAR END RESULTS

PORT WASHINGTON, NY, March 2, 2004 – Systemax Inc. (NYSE:SYX), a leading direct marketer and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the fourth quarter and year ended December 31, 2003.

Net sales for the fourth quarter increased 8.5% to $437.5 million compared to $403.3 million in the year ago quarter. Net income for the quarter was $533,000 ($.02 per fully diluted share) compared to $1.0 million ($.03 per fully diluted share) during the same period last year. The sales increase was primarily the result of increased consumer and e-commerce sales in the US and the impact of a weak US dollar in Europe. Results in 2003 include pretax restructuring and other charges totaling $2.9 million relating to excess facilities. Restructuring and other charges totaled $1.4 million in 2002. Excluding the effects of the restructuring and other charges, net income would have been $2.5 million or $.07 per fully diluted share compared to $1.9 million or $.06 per fully diluted share last year.

Net sales for the year ended December 31, 2003 increased 6.8% to $1.66 billion from $1.55 billion last year. Net income for 2003 was $5.6 million ($.16 per fully diluted share) compared to a net loss of $58.9 million ($1.73 per fully diluted share) last year. Excluding the effects of restructuring and other charges recorded in 2003 and 2002 and the goodwill write-off recorded in 2003, net income would have been $9.1 million or $.26 per fully diluted share compared to $3.0 million or $.09 per fully diluted share for last year.

(A reconciliation between income (loss) from operations, as reported in accordance with GAAP, and pro forma net income, excluding the adjustments discussed above, has been provided.)

Richard Leeds, Chairman and Chief Executive Officer, commented that “the Company’s consumer and e-commerce activities continued to achieve strong sales growth during the fourth quarter, led by our Tiger Direct subsidiary’s record quarterly sales.” Sales to business customers in the US were lower than last year. European sales stated in local currencies were flat and results were lower than the same quarter last year due to reduced gross margins resulting from competitive pricing pressure. For 2003, European sales were down 6% in local currency and a small loss from operations was incurred.

Mr. Leeds also commented, "During the last few quarters we have been carefully evaluating the results of our US computer businesses with a view to establishing the most efficient model to serve our broad spectrum of customers. With the recent implementation of certain new information systems, we have begun the process of streamlining the back office and warehousing operations. This will yield cost savings by eliminating duplication of effort in marketing, sales support, purchasing, credit and collections and warehousing. As recently announced, first quarter results will include a pretax charge of approximately $3 million in connection with the streamlining and cost reductions. These changes should enable us to return to improved levels of profitability during 2004."

Steven Goldschein, Chief Financial Officer, noted that the Company has continued to carefully manage its working capital assets. Short-term borrowings have been kept to minimum levels, with no domestic US borrowings in more than two years. The overall inventory level has increased since last year as the percentage of shipments from stock has increased with the growth of e-commerce and consumer sales. Inventory levels are closely monitored and adjusted quickly to changes in the level of business activity.

Richard Leeds also announced today that Robert Dooley, Director and Senior Vice President-Sales and Marketing, after 22 years of dedicated service, is resigning his position and directorship and is leaving the Company to pursue other business interests.

Systemax Inc. (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs, infomercials and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax Inc. is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)

                                                   Three Months Ended                      Year Ended
                                                      December 31,                        December 31,
                                             --------------------------------  ------------------------------------
                                                      2003              2002               2003               2002
                                             --------------   ---------------  -----------------  -----------------
Net Sales                                         $437,508          $403,347         $1,657,778         $1,551,517
Cost of Sales                                      372,353           336,272          1,389,509          1,285,929
                                             --------------   ---------------  -----------------  -----------------
Gross Profit                                        65,155            67,075            268,269            265,588
Selling, General & Admin Expenses                   61,155            61,733            251,460            256,075
Restructuring and Other Charges                      2,886             1,350              1,726             17,294
Goodwill Impairment                                                                       2,560
                                             --------------   ---------------  -----------------  -----------------
Income (Loss) From Operations                        1,114             3,992             12,523            (7,781)
Interest And Other Expense, net                        514               305              1,589              1,226
                                             --------------   ---------------  -----------------  -----------------
Income (Loss) Before Income Taxes                      600             3,687             10,934            (9,007)
Provision (Benefit) For Income Taxes                    67             2,686              5,323            (1,039)
                                             --------------   ---------------  -----------------  -----------------
Income (Loss) Before Cumulative Effect of              533             1,001              5,611            (7,968)
Change in Accounting Principle
Cumulative Effect of Change in Accounting
Principle, net of tax                                                                                     (50,970)
                                             --------------   ---------------  -----------------  -----------------
Net Income (Loss)                                     $533            $1,001             $5,611          $(58,939)
                                             ==============   ===============  =================  =================

Net Income (Loss) Per Common Share, Basic
and Diluted:
Income (Loss) Before Cumulative Effect of
Change in Accounting Principle, net of tax            $.02              $.03               $.16             $(.23)
Cumulative Effect of Change in Accounting
Principle, net of tax                                                                                       (1.50)
                                             --------------   ---------------  -----------------  -----------------
Net Income (Loss)                                     $.02              $.03               $.16            $(1.73)
                                             ==============   ===============  =================  =================

Weighted Average Common And Common Equivalent Shares:
Basic                                           34,283,270        34,104,290         34,164,093         34,104,290
                                             ==============   ===============  =================  =================
Diluted                                         35,260,031        34,104,290         34,879,546         34,104,290
                                             ==============   ===============  =================  =================

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(in thousands)

                                                                       December 31,      December 31,
                                                                         2003              2002
CURRENT ASSETS:
Cash and cash equivalents                                                   $38,702           $62,995
Accounts receivable, net                                                    152,435           148,554
Inventories                                                                 133,905            98,401
Prepaid expenses and other current assets                                    36,981            40,416
                                                                    ----------------  ----------------
Total Current Assets                                                        362,023           350,366
Property, plant and equipment, net                                           68,647            71,133
Other assets                                                                 14,982            16,405
                                                                    ----------------  ----------------
TOTAL                                                                      $445,652          $437,904
                                                                    ================  ================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to banks                $20,814           $21,211
Accounts payable, accrued expenses and other current liabilities            192,143           195,859
                                                                    ----------------  ----------------
Total Current Liabilities                                                   212,957           217,070
Long-term debt                                                               18,353            17,519
Other liabilities                                                             1,768             1,398

Stockholders' equity                                                        212,574           201,917
                                                                    ----------------  ----------------
TOTAL                                                                      $445,652          $437,904
                                                                    ================  ================

Systemax Inc.

Reconciliation of income (loss) from operations reported in accordance with GAAP to net income excluding certain charges
(In thousands, except per share data)
(Unaudited)

                                                              Three months ended               Year ended
                                                                 December 31,                  December 31,
                                                                 ------------                  ------------
                                                            2003              2002           2003           2002
                                                            ----              ----           ----           ----
Income (loss) from operations                             $1,114            $3,992        $12,523       $(7,781)
Adjustments:
    Goodwill impairment (1)                                                                 2,560
    Restructuring and other charges (2)                    2,886             1,350          1,726         17,294
Income from operations excluding certain                   -----             -----         ------         ------
    charges, before interest and income taxes              4,000             5,342         16,809          9,513
Interest and other expense, net                              514               305          1,589          1,226
Income excluding certain charges, before                   -----             -----         ------         ------
    income taxes                                           3,486             5,037         15,220          8,287
Provision for income taxes                                   993             3,091          6,082          5,261
                                                           -----             -----         ------         ------
Net income, excluding certain charges                     $2,493            $1,946         $9,138         $3,026
                                                          ======            ======         ======         ======
Net income, excluding certain charges per
    diluted share                                           $.07              $.06           $.26           $.09
Diluted weighted average shares outstanding                 ====              ====           ====           ====
                                                          35,260            34,104         34,880         34,104
                                                          ======            ======         ======         ======
(1)	The $2.6 million goodwill impairment charge occurred during the second quarter of 2003. The Company purchased the minority shares in its Netherlands subsidiary pursuant to the terms of the original purchase agreement. The entire purchase price was attributable to goodwill and as a result of an impairment analysis, was written off.

(2)	The $2.9 million restructuring charge in the fourth quarter of 2003 is comprised of excess facilities costs in the United States and the United Kingdom. Restructuring and other charges for the year ended December 31, 2003 includes the reversal of a $1.3 million reserve no longer needed as a result of a litigation settlement. The $1.4 million restructuring charge in the fourth quarter of 2002 resulted from a plan to consolidate the Company's United Kingdom facilities into a newly constructed facility. The results for the year ended December 31, 2002 include a $13.2 million write-off resulting from the Company's decision to discontinue development of internal-use computer software and $4.1 million of restructuring charges.

NOTE - The above reconciliation is intended to present Systemax's operating results, excluding certain charges and providing income taxes at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, accounting principles generally accepted in the United States of America, and may be different from similar measures presented by other companies. Management of the Company believes that the presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

-- End –

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Date: March 2, 2004	SYSTEMAX INC. By: /s/ Steven M. Goldschein Steven M. Goldschein Senior Vice President and Chief Financial Officer